                                                                    EXHIBIT 99.1

Contact:
William A. Hockett
Vice President of Corporate Communications
(801) 584-3600
email: bhockett@myriad.com
www.myriad.com

FOR IMMEDIATE RELEASE

                      Myriad Genetics Raises $57.3 MILLION

Salt Lake City, November 21, 2002--Myriad Genetics, Inc. (Nasdaq: MYGN) announced today that it will receive $57.3 million from an underwritten offering of 3,000,000 shares of its common stock pursuant to its outstanding shelf registration statement. Morgan Stanley & Co. Incorporated served as the sole underwriter of the offering. Myriad will have a total of 26.9 million shares outstanding following this transaction.

Myriad plans to use the proceeds of this transaction for general corporate purposes, to advance drug development including its preclinical studies and clinical trials, to further its predictive medicine product strategy and to develop new technologies.

Myriad Genetics, Inc. is a leading biopharmaceutical company focused on the development of novel healthcare products. The Company has established two wholly owned subsidiaries. Myriad Pharmaceuticals, Inc. develops and intends to market therapeutic products, and Myriad Genetic Laboratories, Inc. develops and markets proprietary predictive medicine and personalized medicine products. The Company has established strategic alliances with Abbott, Bayer, DuPont, Eli Lilly, Hitachi, Novartis, Oracle, Pharmacia, Roche, Schering AG, Schering-Plough and Syngenta.

The discussion in this news release includes forward-looking statements that are subject to certain risks and uncertainties. Such statements are based on management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements, including, but not limited to uncertainties as to the extent of future government regulation of Myriad Genetics' business, uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutics; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices. These and other risks identified in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002. All information in this press release is as of November 21, 2002, and Myriad undertakes no duty to update this information unless required by law.